Exhibit No. 15.7

Robin Sosnow, Esq., Managing Partner 648 Broadway, Suite 1000 New York, NY 10012 OFFICE: 646-543-6061 | CELL: 917-969-2147 EMAIL: robin@jobsactlawyer.com WEB: www.jobsactlawyers.com

April 22, 2020

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Attn:	William Demarest
Robert Telewicz
Jonathan Burr
Pamela Long

Re:	Concreit Fund I LLC
Offering Statement on Form 1-A
Filed March 5, 2020
File No. 024-11171

Dear Ladies and Gentlemen:

On behalf of Concreit Fund I LLC (the “Company”), we submit this letter in response to comments from the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) received by letter dated March 12, 2020 relating to the Company’s Offering Statement on Form 1-A (CIK No. 0001781324) filed with the Commission on March 5, 2020 (the “Offering Statement”).

The Company’s concurrently filing via EDGAR Amendment No. 5 of the Offering Statement (“Amendment No.5”).

In this letter, we have recited the comments from the Staff in bold and italicized type and have followed each comment with the Company’s response. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in Amendment No. 5. Except as otherwise specifically indicated, page references herein correspond to the page of Amendment No. 5. References to “we,” “our” or “us” mean the Company or its advisors, as the context may require.

OFFERING STATEMENT ON FORM 1-A FILED ON MARCH 5,2020

FINANCIAL STATEMENTS, PAGE F-1

1.           Please amend your filing to include updated financial statements in accordance with part F/S of Form 1-A.

RESPONSE TO COMMENT 1:

In response to the Staff’s comment, the Company has updated its Offering Statement and has included updated financial statements in accordance with part F/S of Form 1-A.

EXHIBITS

2.            We note that you have not revised your amended and restated operating agreement in response to comment 10 in our December 23, 2019 comment letter. Since your governing law provision in Section 13.3 does not apply to actions arising under the Securities Act or Exchange Act, please ensure that the governing law provision in the governing documents states this clearly, or tell us how you will inform investors in future filings that the provision does not apply to any actions arising under the Securities Act or Exchange Act.

RESPONSE TO COMMENT 2:

In response to the Staff’s comment, the Company has revised its First Amended and Restated Limited Liability Company Agreement to state that section 13.3 does not apply to actions arising under the Securities Act or Exchange Act, in accordance with comment 10 of the Staff’s letter dated December 23, 2019.

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Thank you for your consideration of the Company’s response to the Staff’s comments. We appreciate your review and assistance. If you have any questions regarding this response, please do not hesitate to contact me at 917-969-2147.

Respectfully,

/s/ Robin Sosnow
Robin Sosnow, Esq.
Sosnow & Associates PLLC